Exhibit 10.18

May 25, 2020

Mr. Alan Baratz

CEO

D-Wave Systems Inc.

3033 Beta Ave

Burnaby, BC V5G 4M9

Re:    SDTC 2017-C-3278-M3 D-Wave Systems Inc.

Dear Mr. Baratz:

As discussed previously, SDTC has approved a modification to your Project to increase the funding provided by SDTC by $10,000,000. Adding the COVID-19 related relief payment of $500,000 received in March 2020, this brings the total funding provided by SDTC to $20,500,000. payments include $2,000,000 of funding provided by BC-ICE bringing the total amount provided to $22,500,000.

As stipulated in the previous notice of November 26, 2019 regarding this modification, D-Wave must meet certain conditions to receive the additional funds. These conditions are listed below along with the evidence provided by D-Wave:

Condition	Evidence of Fulfillment Provided
• D-Wave to receive private funds (not including public sector funding or debt financing) before SDTC provides additional funding, with a [*****] ratio of private funding to SDTC funding.

•   Shareholder agreement template from closing.

•   Image of D-Wave System Inc.’s [*****] account [*****] with a closing balance on April 15, 2020 of [*****] supporting that the private funds have been transferred.

• D-Wave to convert all existing Convertible Notes to equity once additional private funding has been confirmed.

•   D-Wave’s recapitalization was accomplished via the capitalization and incorporation of a new company (DWSI Holdings Inc.) which has acquired all outstanding securities of D-Wave Systems Inc. During this transaction, all outstanding convertible notes were converted into new equity in DWSI Holdings as spelled out in the letter to shareholders and the recapitalization agreement. The new capitalization table also indicates that all the only current forms of securities issued by DWSI Holdings Inc. are in the form of common or preferred shares or warrants.

• D-Wave to set aside protected funds sufficient for severance obligations to employees.

•   Based on the information provided, SDTC believes D-Wave has met the terms and conditions relating to severance obligations. Therefore, this condition is waived with the understanding that this has been discussed and D-Wave will adhere to best practices regarding severance.

•   D-Wave to confirm that changes in the structure of the senior management team addressing SDTC concerns about integration of the business strategy and technology development have been approved by the D-Wave Board.

• Prior to the fundraise, D-Wave appointed Alan Baratz CEO and has adjusted their go-to-market plan to focus almost exclusively on cloud services.

• SDTC’s designate will continue to participate as an observer on the D-Wave Board to assist with the transition, which is anticipated to coincide with the end of the SDTC Project.	• D-Wave passed a Board resolution to make Leo De Bever (Board member of SDTC) a Board Invitee.

To accomplish this modification, a Clause in the Contribution Agreement along with two schedules need to be revised. Attached please find the amended Clause 3.1 of the Contribution Agreement, Schedule B (Revision 2) and Schedule C (Revision 1). The changes in Schedule B (Revision 2) reflect the changes to the deliverables in Milestones 2 and 3 as agreed upon by D-Wave and SDTC along with an updated SDTC Project Reporting Schedule. The changes in Clause 3.1 and Schedule C (Revision 1) reflect D-Wave’s increases in Project spending, the SDTC Board approved modification in funding amount and the payment schedule associated with this.

SDTC is also asking DWSI Holdings Inc. (as the new parent company of D-Wave Systems Inc.) to provide a guarantee to D-Wave’s ability to fulfill this agreement; this document has been provided separately.

Please sign the amendment below and return to indicate your agreement with the above.

Should you have any questions please do not hesitate to contact me at (343) 803-0794 or by email (d.smith@sdtc.ca).

Sincerely,

/s/ David Smith
David Smith
Investment Lead

Attach.

D-Wave - SDTC Contribution Agreement Amendment – May 25, 2020

The parties agree that Section 3.1, Schedule B and Schedule C of the Contribution Agreement executed on July 10, 2018 and Schedule B-revision 1 approved September 9, 2019 are replaced by their revisions presented below and are no longer in effect. All other sections of the Contribution Agreement remain unchanged and in effect.

CANADA FOUNDATION FOR SUSTAINABLE DEVELOPMENT TECHNOLOGY

/s/ Christine Charbonneau	2020-Jun-17	/s/ Leah Lawrence	2020-Jun-17
Christine Charbonneau	Date	Leah Lawrence	Date
VP, Corporate Services		President & CEO

D-Wave Systems Inc.

/s/ Alan Baratz	2020-Jun-05
Alan Baratz	Date
CEO

The parties agree that section 3.1 of the Contribution Agreement (pgs. 12-13) now read as follows (change indicated with italics):

3.1

Subject to the terms and conditions contained herein, SDTC shall pay to the Eligible Recipient up to the lesser of (a) 23.6% of the Eligible Project Costs, or (b) $22,500,000 Contribution payable in installments as provided in Schedule C attached hereto. SDTC shall not make any payment on account of any cost incurred by the Eligible Recipient prior to October 1, 2017 or in excess of the costs set out in the Budget attached hereto as Schedule C. Any Person that does not have legal capacity in Canada or Excluded Recipient may collaborate with the Eligible Recipient in relation to the Project, and may contribute in-kind or advisory work, or perform work under contract to the Eligible Recipient, provided that such parties do not receive direct funding from SDTC.

The Eligible Recipient acknowledges that a portion of the Contribution is being provided indirectly by the Funding Partner under the Shared Cost Arrangement Agreement, and that SDTC is facilitating the payment of such portion by accepting payment from the Funding Partner and including such amounts in the Contribution provided for under this Agreement.

The parties further agree that Schedules B (pgs. 43-48) and C (pgs. 49-51) of the Contribution Agreement and the Schedule B-revision 1 approved September 9, 2019 are replaced by the following revisions: